UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                                   Radcom Ltd.
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    m81865103
                                 (CUSIP Number)

                                November 28, 2006
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)
      |_|   Rule 13d-1(c)
      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 pages

CUSIP No. m81865103                   13G                      Page 2 of 6 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON. John Henderson
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) |X|
     (b) |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION: USA

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                None.

                           -----------------------------------------------------
  NUMBER OF                6    SHARED VOTING POWER
   SHARES                       None.
BENEFICIALLY
  OWNED BY                 -----------------------------------------------------
    EACH                   7    SOLE DISPOSITIVE POWER
REPORTING                       None.
   PERSON
    WITH                   -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                 None.

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     None.

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                              |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     IN

--------------------------------------------------------------------------------

CUSIP No. m81865103                   13G                      Page 3 of 6 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON. Michael McCausland
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) |X|
     (b) |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION: USA

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                None.

                           -----------------------------------------------------
  NUMBER OF                6    SHARED VOTING POWER
   SHARES                       None.
BENEFICIALLY
  OWNED BY                 -----------------------------------------------------
    EACH                   7    SOLE DISPOSITIVE POWER
REPORTING                       None.
   PERSON
    WITH                   -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                None.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     None.

--------------------------------------------------------------------------------
11   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                              |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     IN

--------------------------------------------------------------------------------

CUSIP No. m81865103                   13G                      Page 4 of 6 Pages

Item 1(a). Name of Issuer:

      Radcom Ltd.

Item 1(b). Address of Issuer's Principal Executive Offices:

      24 Raoul Wallenberg Street, Tel Aviv, 69719 Israel

Item 2(a). Name of Person Filing:

      This statement is being filed by (i) John Henderson and (ii) Michael McCausland (collectively, the Reporting Persons). Information reported in this document with respect to each Reporting Person is given solely by the respective Reporting Person, and no Reporting Person undertakes hereby any responsibility for the accuracy or completeness of information concerning any other Reporting Person.

Item 2(b). Address of Principal Business Office, or if None, Residence:

      Each Reporting Person maintains a business address at 229 Chrystie Street, Suite 1103, New York, NY 10002.

Item 2(c). Citizenship:

      Each Reporting Person is a citizen of the United States of America

Item 2(d). Title of Class of Securities:

      Common Stock, NIS 0.05 par value per share

Item 2(e). CUSIP Number:

      m81865103

Item 3. If this statement is filed pursuant to ss.240.13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

      (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
      (b)  |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
      (e)  |_|  An investment adviser in accordance with ss.240.13d-1(b)(1)
                (ii)(E);
      (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
      (g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
      (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12U.S.C. 1813);
      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
      (j)  |_|  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. m81865103                   13G                      Page 5 of 6 Pages

Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned: None.

      (b) Percent of class: 0%.

      (c) Items 5-8 of each cover sheet are incorporated by this reference.

      Neither Mr. Henderson nor Mr. McCausland currently hold any securities of the issuer or other powers with respect to such securities.

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Not applicable.

Item 8. Identification and Classification of Members of the Group.

      Not applicable.

Item 9. Notice of Dissolution of Group.

      Not applicable.

Item 10. Certifications.

      Not applicable.

CUSIP No. m81865103                   13G                      Page 6 of 6 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 28, 2006

                                                          /s/ John Henderson
                                                          ----------------------
                                                          John Henderson

                                                          /s/ Michael McCausland
                                                          ----------------------
                                                          Michael McCausland

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    EXHIBIT A

Identification of Members of the Group:

      Pursuant to Rule 13d-1(c) under the Securities and Exchange Act of 1934, as amended, the members of the group making this joint filing are John Henderson and Michael McCausland.

                                    EXHIBIT B

Joint Filing Agreement Pursuant to Rule 13d-1(k)(1):

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13G, filed pursuant to the Securities Exchange Act of 1934, as amended, and executed by each of the undersigned of even date herewith, is filed on behalf of each of the undersigned.

EXECUTED this 28th day of November, 2006.

                                                          /s/ John Henderson
                                                          ----------------------
                                                          John Henderson

                                                          /s/ Michael McCausland
                                                          ----------------------
                                                          Michael McCausland